Exhibit 99.1

The St. Joe Company Reports Third Quarter 2015 Results and Announces Additional Authority for Repurchases of Shares of Its Common Stock

WATERSOUND, Fla.--(BUSINESS WIRE)--November 5, 2015--The St. Joe Company (NYSE: JOE) (the “Company”) today announced Net Income for the third quarter of 2015 of $2.8 million, or $0.03 per share, compared with Net Loss of $(0.1) million, or $(0.00) per share, for the third quarter of 2014. For the nine months ended September 30, 2015, the Company reported Net Income of $0.8 million, or $0.01 per share compared to Net Income of $417.6 million, or $4.52 per share for the same period last year. The 2014 earnings included the Company’s AgReserves and RiverTown transactions.

During the nine months ended September 30, 2015, the Company repurchased a total of 16,982,739 shares of its common stock outstanding. This amount included 16,348,143 shares of its common stock acquired pursuant to a tender offer at a purchase price of $18.00 per share, for a total purchase price of $294.3 million. The tender offer was announced on August 21, 2015 and expired on September 22, 2015. In addition, prior to the commencement of the tender offer, the Company purchased 634,596 shares of its common stock under its Stock Repurchase Program at a weighted average purchase price of $16.03 in open market transactions. As of September 30, 2015, the Company had approximately 75.3 million shares outstanding.

The Company’s Board of Directors recently approved an additional amount of $200 million for the repurchase of its outstanding common stock under the Company’s Stock Repurchase Program. As a result, the Company currently has a total of $205.7 million available for share repurchases. The Company may repurchase its stock in open market purchases pursuant to Rule 10b-18, in privately negotiated transactions or otherwise. The timing and amount of any additional shares to be repurchased will depend upon a variety of factors, including market and business conditions, applicable legal requirements and other factors. Repurchases may be commenced or suspended at any time or from time to time without prior notice. The Stock Repurchase Program will continue until otherwise modified or terminated by the Company’s Board of Directors at any time in its sole discretion.

Third Quarter 2015 update includes:

  Total revenue for the quarter was $27.8 million as compared to $24.0 million in the third quarter of 2014. The Company experienced increases in real estate sales, resorts and leisure revenues, leasing revenues and timber sales.
  Real estate sales increased to $4.9 million in the third quarter of 2015 as compared to $3.9 million in the third quarter of 2014.
  Resorts and leisure revenue increased approximately $1.6 million, or 10%, during the three months ended September 30, 2015, as compared to the third quarter of 2014. The increase was primarily due to higher membership revenue, additional nights rented, higher average rates in vacation rental programs and ancillary receipts.
  Leasing operations increased $0.4 million during the third quarter of 2015, as compared to the third quarter of 2014. The increase was primarily related to the increase in lease revenue at Pier Park North.
  Timber sales increased to $1.9 million during the third quarter of 2015 as compared to $1.1 million in the third quarter of 2014 due to tons sold. Tons sold were approximately 109,000 during the third quarter of 2015 as compared to approximately 76,000 tons during the third quarter of 2014. Gross margins increased during the third quarter of 2015 to 89%, as compared to 82% during the third quarter of 2014.
  Investment income and realized gains from the Company’s available-for-sale securities for the third quarter of 2015 was $7.0 million as compared to $1.0 million during the third quarter of 2014. Approximately $5.3 million in gains related to a sale of corporate debt securities.
  As of September 30, 2015, the Company had cash, cash equivalents and investments of $409.9 million, as compared to $671.4 million as of December 31, 2014. The decrease was related to the $304.9 million of cash used for the stock repurchases.

Jeffrey C. Keil, the Company’s President and Interim Chief Executive Officer said, “We are pleased with the result of the repurchase programs and the Board’s decision to increase the authority by $200 million.” Mr. Keil added, “We are committed to maintaining a healthy balance sheet as we continue to pursue value creation for our shareholders.”

FINANCIAL DATA Consolidated Results ($ in millions except share and per share amounts)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues
Real estate sales	$4.9	$3.9	$24.3	$630.6
Resorts and leisure revenues	18.5	16.9	45.7	40.4
Leasing revenues	2.5	2.1	6.8	4.9
Timber sales	1.9	1.1	6.0	10.3
Total revenues	27.8	24.0	82.8	686.2
Expenses
Cost of real estate sales	2.5	2.1	12.3	84.6
Cost of resorts and leisure revenues	14.7	13.7	38.2	34.4
Cost of leasing revenues	0.7	0.6	2.0	1.5
Cost of timber sales	0.2	0.2	0.6	4.3
Other operating and corporate expenses	9.9	6.5	24.7	22.3
Administrative costs associated with special purpose entities	--	--	--	3.7
Depreciation, depletion and amortization	2.2	2.2	7.3	6.2
Total expenses	30.2	25.3	85.1	157.0
Operating (loss) income	(2.4)	(1.3)	(2.3)	529.2
Other income	6.4	0.8	5.1	3.5
Income (loss) from operations before equity in income from unconsolidated affiliates and income taxes	4.0	(0.5)	2.8	532.7
Income tax expense (benefit)	1.2	(0.3)	2.0	115.2
Net income (loss)	2.8	(0.2)	0.8	417.5
Net loss attributable to non-controlling interest	--	0.1	--	0.1
Net income (loss) attributable to the Company	$2.8	$(0.1)	$0.8	$417.6
Net income (loss) per share attributable to the Company	$0.03	$(0.00)	$0.01	$4.52
Weighted average shares outstanding	92,026,894	92,295,213	92,088,253	92,297,467
Revenues by Segment ($ in millions)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Real estate sales
Residential	$4.9	$3.7	$14.3	$13.6
RiverTown Sale	--	--	--	43.6
Commercial	--	--	4.7	3.3
AgReserves Sale and other rural land sales	--	0.2	5.3	570.1
Total real estate sales	4.9	3.9	24.3	630.6
Resorts and leisure revenues	18.5	16.9	45.7	40.4
Leasing revenues	2.5	2.1	6.8	4.9
Timber sales	1.9	1.1	6.0	10.3
Total revenues	$27.8	$24.0	$82.8	$686.2

Summary Balance Sheet ($ in millions)

	September 30, 2015	December 31, 2014
Assets
Investment in real estate, net	$315.5	$321.8
Cash and cash equivalents	157.9	34.5
Investments	252.0	636.9
Restricted investments	7.2	7.9
Notes receivable, net	2.9	24.3
Pledged cash and treasury securities	25.3	25.7
Property and equipment, net	10.3	10.2
Other assets	32.7	32.0
Investments held by special purpose entities	208.7	209.8
Total assets	$1,012.5	$1,303.1

Liabilities and Equity
Debt	$69.7	$63.8
Accounts payable, accrued liabilities and deferred credits	50.7	47.5
Deferred tax liabilities	37.5	34.8
Senior Notes held by special purpose entity	177.4	177.3
Total liabilities	335.3	323.4
Total equity	677.2	979.7
Total liabilities and equity	$1,012.5	$1,303.1
Debt Schedule ($ in millions)

	September 30, 2015	December 31, 2014
In substance defeased debt	$25.3	$25.7
Community Development District debt	6.8	6.5
Pier Park North joint venture – construction loan	37.6	31.6
Total debt	$69.7	$63.8
Other Operating and Corporate Expenses ($ in millions)

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Employee costs	$4.5	$1.8	$10.0	$6.9
AgReserves Sale severance	--	--	--	1.2
401(k) contribution / pension costs	--	0.9	1.1	2.2
Non-cash stock compensation costs	--	0.1	0.2	0.2
Property taxes and insurance	1.4	1.6	4.4	4.8
Professional fees	2.8	1.2	5.6	3.8
Marketing and owner association costs	0.3	0.3	1.0	1.1
Occupancy, repairs and maintenance	0.2	0.2	0.7	0.7
Other	0.7	0.4	1.7	1.4
Total other operating and corporate expense	$9.9	$6.5	$24.7	$22.3

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the third quarter of 2015 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission.

Important Notice Regarding Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations regarding its financial position and its pursuit of value creation for its shareholders, as well as its plans with respect to share repurchases. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including (1) changes in the Company’s strategic objectives and its ability to implement such strategic objectives; (2) economic or other conditions that affect the future prospects for the Southeastern region of the United States and the demand for the Company’s products, including a slowing of the population growth in Florida, inflation, or unemployment rates or declines in consumer confidence or the demand for, or the prices of, housing; (3) any potential negative impact of the Company’s longer-term property development strategy, including losses and negative cash flows for an extended period of time if the Company continues with the self-development of recently granted entitlements; (4) the impact of natural or man-made disasters or weather conditions, including hurricanes and other severe weather conditions, on the Company’s business; (5) the Company’s ability to capitalize on its leasing operations in the Pier Park North joint venture; (6) the Company’s ability to capitalize on opportunities relating to its mixed use and active adult communities, including its ability to successfully and timely obtain land-use entitlements and construction financing, maintain compliance with state law requirements and address issues that arise in connection with the use and development of its land, including the permits required for the mixed use and active adult communities; (7) the impact of market volatility on the value of the Company’s investments, including potential unrealized losses or the realization of losses on its investments; (8) the Company’s use of its share repurchase authorization and its ability to carry out the Stock Repurchase Program in accordance with applicable securities laws; (9) the Company’s ability to realize the anticipated benefits of its Stock Repurchase Program; and (10) the Company’s ability to effectively deploy and invest its assets, including available-for-sale securities; as well as, the cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings including the Company’s Annual Report on Form 10-K filed with the Commission on February 26, 2015 as updated by subsequent Quarterly Reports on Form 10-Qs and other current report filings.

About The St. Joe Company

The St. Joe Company together with its consolidated subsidiaries is a real estate company concentrated primarily between Tallahassee and Destin, Florida. More information about the Company can be found on its website at www.joe.com.

© 2015, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®” are registered service marks of The St. Joe Company.

CONTACT:
St. Joe Investor Relations
Marek Bakun, 1-866-417-7132
Chief Financial Officer
Marek.Bakun@Joe.Com